September 6, 2001



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


We would like to inform you that we have read the disclosures provided by AWS Enterprises, Inc. (f/k/a Walden Roads, Inc.) (Comm. File #0-33017), as it relates to the financial information from July 15, 1998 (inception) through January 21, 1999, in its filing of Form 10-SB as amended dated September 7, 2001 and that there are no disagreements regarding the statements made under Item 3, Page 8 - Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

Sincerely,

/s/ J. D. Kish
----------------------------
Kish, Leake & Associates, P.C.

                                 (EXHIBIT 12.1)